Exhibit 99.1

News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
FIRST QUARTER 2012 RESULTS

●	Earnings per diluted share for first quarter 2012 of $0.39
●	Quarterly EBITDA of $51.8 million, up 5% over 2011
●	Quarterly premium revenues of $1.3 billion, up 23% over 2011
●	Quarterly operating income of $33.4 million, up 7% over 2011
●	Aggregate membership up 11% over 2011

Long Beach, California (April 30, 2012) – Molina Healthcare, Inc. (NYSE: MOH) today reported its financial results for the first quarter and three months ended March 31, 2012.

Net income for the quarter was $18.1 million, or $0.39 per diluted share, compared with net income of $17.4 million, or $0.38 per diluted share, for the quarter ended March 31, 2011.

“During the first quarter, we continued to pursue the many opportunities that are open to the Company today,” said J. Mario Molina, M.D., chief executive officer of Molina Healthcare, Inc.  “Even as we prepare for the transfer of dual-eligible populations into managed care across many of our states, we are already growing dramatically in other directions.  California health plan revenue has grown nearly 20% since the first quarter of 2011 as a result of the transition of the Seniors and Persons with Disabilities, or SPD, population into managed care.  Our revenue growth in Texas is even more dramatic.  With the regional and benefit expansions that were effective March 1, 2012, our Texas health plan added nearly 125,000 members and $900 million in annualized revenue.  Enrollment in Texas as of today stands at 300,000 members.”

Earnings Per Share Guidance

The Company reaffirms its earnings per diluted share guidance for fiscal year 2012 of $1.75.

Overview of Financial Results

First Quarter 2012 Compared with First Quarter 2011

The Company recorded higher revenue in its Health Plans segment and experienced a higher margin in its Molina Medicaid Solutions segment.  These increases were offset by lower margins in the Health Plans segment.  In the aggregate, the Company achieved higher net income for the first quarter of 2012 when compared with the first quarter of 2011.

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MOH Reports First Quarter 2012 Results

April 30, 2012

The Company’s established health plans continue to perform well, with the Florida, Michigan, New Mexico, Utah, Texas, Washington and Wisconsin health plans reporting improved medical margins over the first quarter of 2011.  The medical margin of the Company’s Ohio health plan was reduced as a result of a premium rate reduction effective January 1, 2012.  In addition, the Ohio health plan is earning lower margins on the pharmacy benefit (added October 1, 2011) than on its business as a whole.  The medical margin of the Company’s California health plan decreased primarily due to premium rate reductions effective July 1, 2011, and the mandatory assignment of SPD members to managed care plans starting June 1, 2011.  The California health plan is currently experiencing a medical care ratio in excess of 90% for these members.  It has been the Company’s experience that state funding agencies often underestimate the cost of serving new populations or of providing new benefits, requiring them to increase premium rates paid to managed care plans in subsequent periods.

Health Plans Segment

Premium Revenue

Premium revenue for the first quarter of 2012 increased by 22.7% over the first quarter of 2011, due primarily to a membership increase at the Texas health plan.  The Company also experienced notable membership growth at its Utah and Washington health plans.  A shift in member mix to populations generating higher premium revenue per member per month (PMPM) also increased premium revenue in the first quarter of 2012.  The Company cares for a larger percentage of aged, blind or disabled, or ABD, members and Medicare members than a year ago.  In the first quarter of 2012, 15% of the Company’s membership comprised ABD members (including California SPD and Texas STAR+ members) and Medicare members, compared with just 11% of membership in the first quarter of 2011.  Premium revenue PMPM also increased due to the inclusion of revenue from the pharmacy benefit for our Ohio health plan, which did not provide this benefit in the first quarter of 2011.

Medical Care Costs

Medical care costs increased in the first quarter of 2012 primarily due to the growth of membership in the Texas health plan.  The Texas health plan experienced significant growth of members in its ABD program. These members have higher medical costs than other populations.  The percentage of ABD member months in our Texas plan increased from 35% in the first quarter of 2011 to 40% in the first quarter of 2012.  Overall, Texas health plan membership more than doubled when compared with the first quarter of 2011.  The Company’s medical margin deteriorated in the first quarter of 2012, when compared with the first quarter of 2011.  The decrease in the medical margin was primarily due to:

●
A shift in member mix to more costly members that are transitioning to a managed care environment, including Texas and California ABD members.  These members start out with higher medical care ratios; and

●	Rate decreases of approximately 2% in Ohio effective January 1, 2012, and approximately 3% in California effective July 1, 2011.

The medical margin of the California health plan decreased in the three months ended March 31, 2012, primarily due to premium rate reductions of approximately 3% effective July 1, 2011.  Additionally, the California health plan has added approximately 23,000 new ABD members since the first quarter of 2011.  While this change in member mix has increased blended health plan premium revenue PMPM by 18% to $153 in the first quarter of 2012 from $130 in the first quarter of 2011, associated medical care costs are also higher for these members.  The California health plan’s aggregate medical care costs increased approximately 22% PMPM in the three months ended March 31, 2012, compared with the same period in 2011, while premiums increased 18% over that same time period.

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MOH Reports First Quarter 2012 Results

April 30, 2012

The medical care margin of the Florida health plan increased in the three months ended March 31, 2012, primarily due to initiatives that have reduced pharmacy and behavioral health costs, coupled with a premium rate increase of approximately 7.5% effective September 1, 2011.

The medical care margin of the Michigan health plan increased in the three months ended March 31, 2012, primarily due to improved Medicare performance and lower inpatient facility costs.  The Michigan health plan received a premium rate increase of approximately 1% effective October 1, 2011.

The medical care margin of the Missouri health plan decreased in the three months ended March 31, 2012, primarily due to increased inpatient facility costs associated with an unusually large number of premature infants delivered in late 2011.  The health plan received a premium rate increase of approximately 5% effective July 1, 2011.

The medical care margin of the New Mexico health plan increased in the three months ended March 31, 2012.  The New Mexico health plan received a premium rate reduction of approximately 2.5% effective July 1, 2011.

The medical care margin of the Ohio health plan decreased in the three months ended March 31, 2012, partially due to a premium rate reduction of approximately 2% effective January 1, 2012.  Additionally, the restoration of the pharmacy benefit to all managed care plans in Ohio effective October 1, 2011, has increased the Ohio health plan’s medical care ratio.  The medical care ratio attributable to the pharmacy benefit alone was approximately 87%, which resulted in a 180 basis point increase to the Ohio health plan’s aggregate medical care ratio for the first quarter of 2012.

The medical care margin of the Texas health plan increased in the three months ended March 31, 2012.  Additionally, in March 2012 the Texas health plan received rate increases to provide for its assumption of inpatient and pharmacy risk for all existing populations.  The Texas health plan has added significant membership since the first quarter of 2011, including approximately 76,000 Temporary Assistance for Needy Families, or TANF, members, 57,800 ABD members, and 18,000 Children’s Health Insurance Program, or CHIP, members.  At April 30, 2012, the Company’s Texas enrollment was approximately 300,000 members.

The medical care margin of the Utah health plan increased in the three months ended March 31, 2012, primarily due to reduced fee-for-service inpatient and physician costs.  Lower fee-for-service costs were the result of both lower unit costs and lower utilization.  The Utah health plan received a premium rate reduction of approximately 2% effective July 1, 2011.

The medical care margin of the Washington health plan increased in the three months ended March 31, 2012, primarily due to lower Medicaid fee-for-service utilization.

The medical care margin of the Wisconsin health plan increased in the three months ended March 31, 2012.  In the first quarter of 2011, the Wisconsin health plan recorded a premium deficiency reserve amounting to $3.35 million; there was no such reserve recorded in the first quarter of 2012.  We have undertaken a number of measures – focused on both utilization and unit cost reductions – to improve the profitability of the Wisconsin health plan.

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MOH Reports First Quarter 2012 Results

April 30, 2012

Molina Medicaid Solutions Segment

Performance of the Molina Medicaid Solutions segment was as follows:

	Three Months Ended March 31,
	2012	2011
	(In thousands)
Service revenue before amortization	$42,358	$38,860
Amortization recorded as reduction of service revenue	(153)	(2,186)
Service revenue	42,205	36,674
Cost of service revenue	30,494	31,221
General and administrative costs	2,020	2,477
Amortization of customer relationship intangibles recorded as amortization	1,282	1,282
Operating income	$8,409	$1,694

The Company is currently deferring recognition of all revenue as well as all direct costs (to the extent that such costs are estimated to be recoverable) in Idaho until the Medicaid Management Information System, or MMIS, in that state receives certification from the Centers for Medicare and Medicaid Services, or CMS.

Consolidated Expenses

General and Administrative Expenses

General and administrative, or G&A, expenses for the consolidated entity were $120.2 million, or 8.8% of total revenue, for the three months ended March 31, 2012, compared with $94.4 million, or 8.4% of total revenue, for the three months ended March 31,  2011.  The Company incurred additional expenses in the first quarter of 2012 due to investment in administrative infrastructure in anticipation of opportunities in Texas and among the dual-eligible population.

Premium Tax Expenses

Premium tax expense decreased to 3.3% of premium revenue in the three months ended March 31, 2012, from 3.4% in the three months ended March 31, 2011.

Interest Expense

Interest expense increased to $4.3 million for the three months ended March 31, 2012, from $3.6 million for the three months ended March 31, 2011, due primarily to interest expense associated with the Company’s purchase of its corporate headquarters building in December 2011.  Interest expense includes non-cash interest expense relating to our convertible senior notes, which amounted to $1.4 million and $1.3 million for the three months ended March 31, 2012 and 2011, respectively.

Income Taxes

Income tax expense is recorded at an effective rate of 37.9% for the three months ended March 31, 2012, compared with 37.2% for the three months ended March 31, 2011.  The higher rate in 2012 is primarily due to current period share-based compensation expense that is expected to be non-deductible for tax purposes when related awards vest.

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MOH Reports First Quarter 2012 Results

April 30, 2012

Cash Flow

Cash provided by operating activities was $50.6 million for the three months ended March 31, 2012, compared with $84.1 million for the three months ended March 31, 2011.  Deferred revenue was a source of operating cash totaling $44.5 million in 2012, compared with $84.2 million in 2011.

At March 31, 2012, the Company had cash and investments of $933.8 million, and the parent company had cash and investments of $37.8 million.

Reconciliation of Non-GAAP (1) to GAAP Financial Measures

EBITDA (2)
	Three Months Ended March 31,
	2012	2011
	(In thousands)
Net income	$18,089	$17,388
Add back:
Depreciation and amortization reported in the consolidated statements of cash flows	18,339	18,094
Interest expense	4,298	3,603
Provision for income taxes	11,033	10,309
EBITDA	$51,759	$49,394
____________

(1)	GAAP stands for U.S. generally accepted accounting principles.
(2)
EBITDA is not prepared in conformity with GAAP because it excludes depreciation and amortization, as well as interest expense, and the provision for income taxes.  This non-GAAP financial measure should not be considered as an alternative to the GAAP measures of net income, operating income, operating margin, or cash provided by operating activities, nor should EBITDA be considered in isolation from these GAAP measures of operating performance.  Management uses EBITDA as a supplemental metric in evaluating our financial performance, in evaluating financing and business development decisions, and in forecasting and analyzing future periods.  For these reasons, management believes that EBITDA is a useful supplemental measure to investors in evaluating our performance and the performance of other companies in our industry.

Conference Call

The Company’s management will host a conference call and webcast to discuss its first quarter results at 5:00 p.m. Eastern time on Monday, April 30, 2012.  The number to call for the interactive teleconference is (212) 231-2905.  A telephonic replay of the conference call will be available from 7:00 p.m. Eastern time on Monday, April 30, 2012, through 6:00 p.m. on Tuesday, May 1, 2012, by dialing (800) 633-8284 and entering confirmation number 21582930.  A live broadcast of Molina Healthcare’s conference call will be available on the Company’s website, www.molinahealthcare.com, or at www.earnings.com.  A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

About Molina Healthcare

Molina Healthcare, Inc. provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program.  Our licensed health plans in California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.8 million members, and our subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida.

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MOH Reports First Quarter 2012 Results

April 30, 2012

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This earnings release contains “forward-looking statements” regarding the Company’s plans, expectations, anticipated future events, and projected earnings per diluted share for fiscal year 2012.  Actual results could differ materially due to numerous known and unknown risks and uncertainties, including, without limitation, risk factors related to the following:

●
significant budget pressures on state governments and their potential inability to maintain current rates, to implement expected rate increases, or to maintain existing benefit packages or membership eligibility thresholds or criteria;

●
uncertainties regarding the impact of the Patient Protection and Affordable Care Act, including its possible repeal, judicial overturning of the individual insurance mandate or Medicaid expansion, the effect of various implementing regulations, and uncertainties regarding the impact of other federal or state health care and insurance reform measures;

●
management of our medical costs, including seasonal flu patterns and rates of utilization that are consistent with our expectations, and the reduction over time of the high medical costs associated with new populations;

●
the success of our efforts to retain existing government contracts and to obtain new government contracts in connection with state requests for proposals (RFPs) in both existing and new states, and our ability to grow our revenues consistent with our expectations;

●	the accurate estimation of incurred but not reported medical costs across our health plans;
●	risks associated with the continued growth in new Medicaid and Medicare enrollees, and the development of actuarially sound rates with respect to such new enrollees;
●	retroactive adjustments to premium revenue or accounting estimates which require adjustment based upon subsequent developments, including Medicaid pharmaceutical rebates;
●	the continuation and renewal of the government contracts of both our health plans and Molina Medicaid Solutions and the terms under which such contracts are renewed;
●	the timing of receipt and recognition of revenue and the amortization of expense under the state contracts of Molina Medicaid Solutions in Maine and Idaho;
●	additional administrative costs and the potential payment of additional amounts to providers and/or the state by Molina Medicaid Solutions as a result of MMIS implementation issues in Maine or Idaho;
●	government audits and reviews, and any enrollment freeze or monitoring program that may result therefrom;
●	changes with respect to our provider contracts and the loss of providers;
●
the establishment of a federal or state medical cost expenditure floor as a percentage of the premiums we receive, and the interpretation and implementation of medical cost expenditure floors, administrative cost and profit ceilings, and profit sharing arrangements;

●	the interpretation and implementation of at-risk premium rules regarding the achievement of certain quality measures;
●	approval by state regulators of dividends and distributions by our health plan subsidiaries;
●	changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;
●	high dollar claims related to catastrophic illness;
●	the favorable resolution of litigation, arbitration, or administrative proceedings;
●	restrictions and covenants in our credit facility;
●	the relatively small number of states in which we operate health plans;
●	the availability of financing to fund and capitalize our acquisitions and start-up activities and to meet our liquidity needs;
●	a state’s failure to renew its federal Medicaid waiver;
●	an inadvertent unauthorized disclosure of protected health information;
●	changes generally affecting the managed care or Medicaid management information systems industries;
●	increases in government surcharges, taxes, and assessments;
●	changes in general economic conditions, including unemployment rates;

and numerous other risk factors, including those discussed in our periodic reports and filings with the Securities and Exchange Commission.  These reports can be accessed under the investor relations tab of our Company website or on the SEC’s website at www.sec.gov.  Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements.  All forward‐looking statements in this release represent our judgment as of April 30, 2012, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations.

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MOH Reports First Quarter 2012 Results

April 30, 2012

MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2012	2011
	(In thousands, except per-share data)
Revenue:
Premium revenue	$1,327,449	$1,081,438
Service revenue	42,205	36,674
Investment income	1,717	1,594
Rental income	2,209	–
Total revenue	1,373,580	1,119,706
Expenses:
Medical care costs	1,130,988	913,532
Cost of service revenue	30,494	31,221
General and administrative expenses	120,223	94,436
Premium tax expenses	43,430	36,550
Depreciation and amortization	15,025	12,667
Total expenses	1,340,160	1,088,406
Operating income	33,420	31,300
Interest expense	4,298	3,603
Income before income taxes	29,122	27,697
Provision for income taxes	11,033	10,309
Net income	$18,089	$17,388

Net income per share(1):
Basic	$0.39	$0.38
Diluted	$0.39	$0.38
Weighted average shares outstanding(1):
Basic	45,998	45,588
Diluted	46,887	46,257

Operating Statistics:
Ratio of medical care costs paid directly to providers to premium revenue	82.8%	82.2%
Ratio of medical care costs not paid directly to providers to premium revenue	2.4%	2.3%
Medical care ratio(2)	85.2%	84.5%
General and administrative expense ratio(3)	8.8%	8.4%
Premium tax ratio(2)	3.3%	3.4%
Effective tax rate	37.9%	37.2%
____________

(1)	All applicable share and per-share amounts reflect the retroactive effects of the three-for-two common stock split in the form of a stock dividend that was effective May 20, 2011.
(2)	Medical care ratio represents medical care costs as a percentage of premium revenue; premium tax ratio represents premium taxes as a percentage of premium revenue.
(3)	Computed as a percentage of total operating revenue.

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MOH Reports First Quarter 2012 Results

April 30, 2012

MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31, 2012	Dec. 31, 2011
	(In thousands, except per-share data)
ASSETS
Current assets:
Cash and cash equivalents	$517,723	$493,827
Investments	357,981	336,916
Receivables	222,254	167,898
Income tax refundable	15,315	11,679
Deferred income taxes	14,025	18,327
Prepaid expenses and other current assets	24,715	19,435
Total current assets	1,152,013	1,048,082
Property, equipment, and capitalized software, net	198,564	190,934
Deferred contract costs	64,414	54,582
Intangible assets, net	96,090	101,796
Goodwill and indefinite-lived intangible assets	151,088	153,954
Auction rate securities	16,129	16,134
Restricted investments	41,947	46,164
Receivable for ceded life and annuity contracts	–	23,401
Other assets	19,759	17,099
	$1,740,004	$1,652,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$455,833	$402,476
Accounts payable and accrued liabilities	124,649	147,214
Deferred revenue	95,490	50,947
Current maturities of long-term debt	1,118	1,197
Total current liabilities	677,090	601,834
Long-term debt	228,150	216,929
Deferred income taxes	37,209	33,127
Liability for ceded life and annuity contracts	–	23,401
Other long-term liabilities	22,243	21,782
Total liabilities	964,692	897,073
Stockholders’ equity:
Common stock, $0.001 par value; 80,000 shares authorized; outstanding: 46,347 shares at March 31, 2012, and 45,815 shares at December 31, 2011	46	46
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued and outstanding	–	–
Additional paid-in capital	267,876	266,022
Accumulated other comprehensive loss	(1,109)	(1,405)
Retained earnings	508,499	490,410
Total stockholders’ equity	775,312	755,073
	$1,740,004	$1,652,146

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MOH Reports First Quarter 2012 Results

April 30, 2012

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2012	2011
	(In thousands)
Operating activities:
Net income	$18,089	$17,388
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,339	18,094
Deferred income taxes	8,906	1,619
Stock-based compensation	4,666	4,064
Gain on sale of subsidiary	(2,390)	–
Non-cash interest on convertible senior notes	1,443	1,340
Amortization of premium/discount on investments	1,850	1,644
Amortization of deferred financing costs	258	503
Tax deficiency from employee stock compensation	(31)	(264)
Changes in operating assets and liabilities:
Receivables	(54,356)	(2,168)
Prepaid expenses and other current assets	(5,287)	(8,069)
Medical claims and benefits payable	53,357	(2,974)
Accounts payable and accrued liabilities	(35,149)	(25,796)
Deferred revenue	44,543	84,172
Income taxes	(3,663)	(5,430)
Net cash provided by operating activities	50,575	84,123

Investing activities:
Purchases of equipment	(13,505)	(14,941)
Purchases of investments	(88,199)	(104,984)
Sales and maturities of investments	65,767	61,275
Proceeds from sale of subsidiary, net of cash surrendered	9,162	–
Net cash paid in business combinations	–	(3,253)
Increase in deferred contract costs	(12,993)	(9,635)
Increase in restricted investments	(493)	(7,207)
Change in other noncurrent assets and liabilities	(2,457)	(1,010)
Net cash used in investing activities	(42,718)	(79,755)

Financing activities:
Amount borrowed under credit facility	10,000	–
Principal payments on term loan	(301)	–
Proceeds from employee stock plans	2,748	2,462
Excess tax benefits from employee stock compensation	3,592	1,076
Net cash provided by financing activities	16,039	3,538
Net increase in cash and cash equivalents	23,896	7,906
Cash and cash equivalents at beginning of period	493,827	455,886
Cash and cash equivalents at end of period	$517,723	$463,792

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MOH Reports First Quarter 2012 Results

April 30, 2012

MOLINA HEALTHCARE, INC.
UNAUDITED DEPRECIATION AND AMORTIZATION DATA
(Dollar amounts in thousands)

Depreciation and amortization related to our Health Plans segment is all recorded in “Depreciation and Amortization” in the consolidated statements of income.  Depreciation and amortization related to our Molina Medicaid Solutions segment is recorded within three different headings in the consolidated statements of income as follows:

●	Amortization of purchased intangibles relating to customer relationships is reported as amortization within the heading “Depreciation and Amortization;”

●	Amortization of purchased intangibles relating to contract backlog is recorded as a reduction of “Service Revenue;” and

●	Depreciation is recorded within the heading “Cost of Service Revenue.”

The following table presents all depreciation and amortization recorded in our consolidated statements of income, regardless of whether the item appears as depreciation and amortization, a reduction of revenue, or as cost of service revenue.

	Three Months Ended March 31,
	2012		2011
	Amount	% of Total Revenue	Amount	% of Total Revenue
Depreciation, and amortization of capitalized software	$9,472	0.7%	$7,401	0.7%
Amortization of intangible assets	5,553	0.4	5,266	0.4
Depreciation and amortization reported as such in the consolidated statements of income	15,025	1.1	12,667	1.1
Amortization recorded as reduction of service revenue	153	–	2,186	0.2
Amortization of capitalized software recorded as cost of service revenue	3,161	0.2	3,241	0.3
Total	$18,339	1.3%	$18,094	1.6%

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MOH Reports First Quarter 2012 Results

April 30, 2012

MOLINA HEALTHCARE, INC.
UNAUDITED MEMBERSHIP DATA

	March 31, 2012	Dec. 31, 2011	March 31, 2011
Total Ending Membership by Health Plan:
California	351,000	355,000	347,000
Florida	69,000	69,000	66,000
Michigan	222,000	222,000	225,000
Missouri(1)	81,000	79,000	82,000
New Mexico	89,000	88,000	90,000
Ohio(2)	249,000	248,000	248,000
Texas	280,000	155,000	128,000
Utah	86,000	84,000	80,000
Washington	356,000	355,000	341,000
Wisconsin	42,000	42,000	40,000
Total	1,825,000	1,697,000	1,647,000

Total Ending Membership by State for our Medicare Advantage Plans:
California	6,900	6,900	5,300
Florida	800	800	600
Michigan	8,500	8,200	6,700
New Mexico	900	800	700
Ohio(2)	200	200	400
Texas	800	700	600
Utah	8,100	8,400	6,700
Washington	5,200	5,000	3,300
Total	31,400	31,000	24,300

Total Ending Membership by State for our Aged, Blind or Disabled Population:
California	37,300	31,500	14,100
Florida	10,500	10,400	10,300
Michigan	38,800	37,500	32,000
New Mexico	5,600	5,600	5,600
Ohio(2)	29,700	29,100	28,200
Texas	109,000	63,700	51,200
Utah	8,700	8,500	8,200
Washington	4,700	4,800	4,300
Wisconsin	1,700	1,700	1,700
Total	246,000	192,800	155,600
____________

(1)	Our existing contract with the state of Missouri is scheduled to expire without renewal on June 30, 2012.
(2)	Our existing contract with the state of Ohio is scheduled to expire without renewal on December 31, 2012.

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MOH Reports First Quarter 2012 Results

April 30, 2012

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Amounts in thousands except per member per month amounts)

	Three Months Ended March 31, 2012
	Member Months(1)	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
		Total	PMPM	Total	PMPM
California	1,059	$161,685	$152.65	$141,349	$133.45	87.4%	$2,309
Florida	208	56,190	269.87	49,569	238.07	88.2	7
Michigan	665	167,906	252.49	134,211	201.82	79.9	9,084
Missouri(2)	243	56,613	233.32	53,120	218.93	93.8	–
New Mexico	266	83,261	313.29	67,111	252.52	80.6	1,953
Ohio(3)	746	293,525	393.73	236,701	317.51	80.6	22,853
Texas	592	198,236	334.61	180,089	303.97	90.8	3,197
Utah	252	75,138	297.59	57,881	229.24	77.0	–
Washington	1,067	215,610	202.08	181,425	170.04	84.1	3,912
Wisconsin	125	17,142	136.97	16,886	134.92	98.5	–
Other(4)	–	2,143	–	12,646	–	–	115
	5,223	$1,327,449	$254.14	$1,130,988	$216.53	85.2%	$43,430

	Three Months Ended March 31, 2011
	Member Months(1)	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
		Total	PMPM	Total	PMPM
California	1,041	$134,976	$129.63	$113,737	$109.24	84.3%	$1,902
Florida	192	49,222	256.63	47,568	248.01	96.6	17
Michigan	678	164,760	243.06	133,728	197.28	81.2	9,846
Missouri(2)	245	55,166	225.33	51,608	210.79	93.6	–
New Mexico	271	84,606	311.93	70,038	258.21	82.8	1,965
Ohio(3)	737	230,340	312.68	171,752	233.15	74.6	17,775
Texas	349	80,811	231.49	73,615	210.88	91.1	1,340
Utah	236	67,935	287.77	53,839	228.06	79.3	–
Washington	1,034	195,272	188.81	169,116	163.52	86.6	3,642
Wisconsin	120	16,417	137.25	19,380	162.02	118.1	–
Other(4)	–	1,933	–	9,151	–	–	63
	4,903	$1,081,438	$220.58	$913,532	$186.34	84.5%	$36,550
____________

(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2)	Our existing contract with the state of Missouri is scheduled to expire without renewal on June 30, 2012.
(3)	Our existing contract with the state of Ohio is scheduled to expire without renewal on December 31, 2012.
(4)	“Other” medical care costs also include medically related administrative costs at the parent company.

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MOH Reports First Quarter 2012 Results

April 30, 2012

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA
(Amounts in thousands except per member per month amounts)

The following tables provide the details of the Company’s medical care costs for the periods indicated:

	Three Months Ended March 31,
	2012			2011
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee for service	$777,267	$148.81	68.7%	$655,884	$133.78	71.8%
Capitation	136,038	26.04	12.0	128,682	26.25	14.1
Pharmacy	173,237	33.17	15.3	91,576	18.68	10.0
Other	44,446	8.51	4.0	37,390	7.63	4.1
Total	$1,130,988	$216.53	100.0%	$913,532	$186.34	100.0%

The following table provides the details of the Company’s medical claims and benefits payable as of the dates indicated:

	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011
Fee-for-service claims incurred but not paid (IBNP)	$347,307	$301,020	$273,378
Capitation payable	37,289	53,532	43,738
Pharmacy	38,443	26,178	16,953
Other	32,794	21,746	17,313
	$455,833	$402,476	$351,382

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MOH Reports First Quarter 2012 Results

April 30, 2012

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
 (Unaudited)
(Dollar amounts in thousands, except per member amounts)

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variations in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims.  The Company’s reserving methodology is consistently applied across all periods presented.  The negative amounts displayed for “Components of medical care costs related to: Prior periods” represent the amount by which the Company’s original estimate of claims and benefits payable at the beginning of the period exceeding the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported.  The following table shows the components of the change in medical claims and benefits payable as of the periods indicated:

	Three Months Ended March 31,		Year Ended Dec. 31,
	2012	2011	2011

Balances at beginning of period	$402,476	$354,356	$354,356
Components of medical care costs related to:
Current period	1,167,580	957,909	3,911,803
Prior periods	(36,592)	(44,377)	(51,809)
Total medical care costs	1,130,988	913,532	3,859,994
Payments for medical care costs related to:
Current period	750,994	646,428	3,516,994
Prior periods	326,637	270,078	294,880
Total paid	1,077,631	916,506	3,811,874
Balances at end of period	$455,833	$351,382	$402,476

Benefit from prior period as a percentage of:
Balance at beginning of period	9.1%	12.5%	14.6%
Premium revenue	2.8%	4.1%	1.1%
Total medical care costs	3.2%	4.9%	1.3%

Claims Data:
Days in claims payable, fee for service	44 (1)	41	40
Number of members at end of period	1,825,000	1,647,000	1,697,000
Number of claims in inventory at end of period	260,800	185,300	111,100
Billed charges of claims in inventory at end of period	$403,800	$250,600	$207,600
Claims in inventory per member at end of period	0.14	0.11	0.07
Billed charges of claims in inventory per member at end of period	$221.26	$152.16	$122.33
Number of claims received during the period	4,855,600	4,342,200	17,207,500
Billed charges of claims received during the period	$4,337,000	$3,386,600	$14,306,500

(1)
The increase in the days in claims payable is primarily the result of the increased membership in the Texas health plan and the rise in medical claims reserves associated with that increased membership in the first quarter of 2012.  Absent the increased Texas health plan membership, the days in claims payable would have been approximately 41 days.

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